Exhibit 10.1

Before the Public Service Commission
Of the State of Missouri

In the Matter of the Tariff Filing of KCP&L Greater Missouri Operations Company, to Implement a General Rate Increase for Retail Electric Service Provided to Customers in its Missouri Service Areas it formerly served as Aquila Networks—MPS and Aquila Networks—L&P.

) ) )	Case No. ER-2009-0090 Tariff No. JE-2009-0913

NON-UNANIMOUS STIPULATION AND AGREEMENT

COME NOW the undersigned—KCP&L Greater Missouri Operations Company (“GMO”), the Staff of the Missouri Public Service Commission (“Staff”), the Office of the Public Counsel (“OPC”), Missouri Department of Natural Resources (“MDNR”) and Dogwood Energy, LLC (“Dogwood”) (individually “Signatory” and collectively “Signatories”) and state the following for this Non-unanimous Stipulation and Agreement (“2009 GMO Stipulation”).  The terms “Non-Utility Signatory” and “Non-Utility Signatories” refers to a party other than GMO that has signed this 2009 GMO Stipulation and all of the parties other than GMO that have signed this 2009 GMO Stipulation, respectively.

1.           Revenue Requirement

The Signatories agree the Commission should reject the proposed electric service tariff sheets GMO filed September 5, 2008 that initiated this general rate increase case.  GMO shall be authorized to file revised tariff sheets containing rate schedules for electric service designed to produce an increase in overall Missouri jurisdictional gross annual base electric revenues, exclusive of any applicable license, occupation, franchise, gross receipts taxes or other similar fees or taxes, of $48.0 million for its operations serving the territory it formerly served as Aquila Networks-MPS (“MPS”), and $15.0 million for its operations serving the territory it formerly served as Aquila Network-L&P (“L&P”), effective for electric service rendered on and after September 1, 2009, provided however, that the Iatan 1 Air Quality Control System ("AQCS") facilities meet the Staff's in-service criteria which are attached to the Direct Testimony of Brent Davis as Schedule BCD-2 in Case No. ER-2009-0089 by May 30, 2009.  The Signatories agree that GMO’s “base energy cost” included in the new rates and for GMO’s FAC will be $0.02348 for MPS and $0.01642 for L&P.  Exemplar revised tariff sheets designed to implement this 2009 GMO Stipulation are attached as Schedule 1.  Subject to the provisions herein, the stipulated rate increase resolves this case.

2.           Rate Design

The Signatories agree that the rate design shall be on an equal percentage across the board basis for each rate class; and within each rate class, all energy, demand and service charges shall receive the same equal percentage increase as the overall class increase, i.e., each rate element shall receive the same percentage increase.  The Signatories agree that the return check charge will increase to $30.

3.           Customer Class Cost of Service Study

GMO agrees to file a new class cost of service study case by June 30, 2010.

4.           Vegetation Management and Infrastructure Inspection

The Signatories agree that there shall be no tracker for vegetation management or infrastructure inspection activities, but that GMO shall create sub-accounts for each where the costs for these activities shall be booked for GMO.  GMO shall submit quarterly reports detailing GMO’s vegetation management activities and expenses to the

Commission’s Energy Department.  GMO agrees to maintain records to separately identify the costs to implement the Commission’s new Vegetation Management regulations using Federal Energy Regulatory Commission accounts 593000 (distribution) and 571005-571006 (transmission); GMO shall use department 752 for MPS and department 952 for L&P.  GMO states that it is in the process of setting up appropriate accounts to track infrastructure and reliability reporting costs.

5.           Prudence and In-Service Timing of Iatan 1

No Signatory to this 2009 GMO Stipulation shall argue that anyone is prohibited from arguing or presenting evidence in the next GMO  general rate case challenging the prudence of any Iatan 1 construction cost or that Iatan 1 should have been operating at full generation capacity sooner than the actual date that Iatan 1 is found to be fully operational and used for service; provided, however, that any proposed disallowance of rate base for imprudence under this paragraph shall be limited to a maximum amount of GMO rate base no greater than $15 million inclusive of Iatan common costs.  GMO acknowledges Kansas City Power & Light Company has represented that Iatan 1 and Iatan common costs will not exceed $733 million on a total project basis.  Should the Commission find that GMO, respecting any Signatory’s construction audit of these costs, (a) failed to provide material and relevant information which was in GMO’s control, custody, or possession, or which should have been available to GMO through reasonable investigation, (b) misrepresented facts relevant to charges to Iatan 1 or Iatan common costs, or (c) engaged in the obstruction of lawful discovery, said Non-Utility Signatory is not bound to proposing a disallowance to GMO’s Missouri jurisdictional rate base no greater than $15 million inclusive of Iatan common costs in aggregate amount with regard to such construction audit.  GMO shall maintain Caseworks for the use of the Non-Utility Signatories.  The Non-Utility Signatories may continue their construction audits of Iatan 1 and Iatan 2 prior to GMO filing its Iatan 2 rate case.  GMO will facilitate the resolution of all outstanding discovery disputes with the Non-Utility Signatories and cooperate with the Non-Utility Signatories in any construction audits of Iatan 1 and Iatan 2.  GMO shall have the right to object, or to continue to object, to discovery of the Non-Utility Signatories under applicable law or Commission rule.  GMO and the Non-Utility Signatories will seek timely resolution of discovery disputes.

6.           Allocations of Common Plant for Iatan 1 and 2

(a)           The Signatories agree that GMO can record to a regulatory asset the depreciation and carrying costs associated with the Iatan 1 Air Quality Control System (“AQCS”) and identified Iatan common facilities costs appropriately recorded to Electric Plant in Service that are not included in rate base in the current rate case.  Depreciation and carrying costs will continue to be deferred to the regulatory asset until the date new rates become effective resulting from GMO’s next general rate case.  Amortization of the accumulated deferred costs will begin at that time based on the depreciable life of the Iatan 1 AQCS plant.

(b)           The determination of the value of the owners of Iatan 1 due from other owners of Iatan 2 joining as additional owners of common plant already paid for by the Iatan 1 owners has not been calculated, and is to be accrued as an offset to common plant costs.

(c)           If Staff's in-service criteria are met by May 30, 2009, the Signatories agree to the use of “construction accounting” for the remaining Iatan 1 AQCS and identified

Iatan common facilities prudent costs incurred after the true-up cutoff of April 30, 2009.  The additional Iatan 1 AQCS and identified Iatan common facilities prudent costs incurred as of the true-up cutoff of April 30, 2009 and to be included in rate base in this case will be provided as part of a late-filed Schedule 4 to this 2009 GMO Stipulation that will be filed in this case by June 8, 2009.   Additional amounts for the remaining Iatan 1 AQCS and identified Iatan common facilities prudent costs incurred after the true-up cutoff of April 30, 2009, based on invoices timely booked or approved for payment on or before May 31, 2009, will be added to the respective April 30, 2009 amounts, and provided by GMO in the late-filed Schedule 4 to this 2009 GMO Stipulation that will be filed in this case by June 8, 2009.  “Construction accounting” is defined in the Stipulation and Agreement authorizing Kansas City Power & Light Company’s Experimental Regulatory Plan as finally amended and approved by the Commission in Case No. EO-2005-0329 at page 43, Section III.3.d.vii of that Stipulation and Agreement.  The Signatories agree the amount of common plant costs to include in rates in this case shall be calculated by the same method that is used in the illustrative calculation attached to this 2009 GMO Stipulation as Schedule 2, based on invoices timely booked or approved for payment on or before May 31, 2009.  Any deferred depreciation expense and carrying costs will be offset by accumulated deferred income taxes on the Iatan 1 and common plant prudent costs not included in rate base in the current rate case.  The deferred expenses will receive rate base treatment, and consistent with the Commission treatment of these types of deferrals, the deferred income taxes will be included in GMO’s rate base for L&P.  GMO agrees to calculate the amount due from the other Iatan 2 owners and reflect that amount as an offset to the common plant costs.  The carrying costs will be calculated using a return on equity component of 10.2%.  GMO’s actual debt cost will be adjusted to reflect imputed investment-grade debt, as ordered by the Commission in its Report and Order in Case No. EM-2007-0374 where it authorized Great Plains Energy’s acquisition of GMO.

7.           Allowance for Funds Used During Construction Rate for Iatan 2

The Allowance for Funds Used During Construction (“AFUDC”) rate authorized in this 2009 GMO Stipulation will utilize a return on equity component of 10.2%; however, this agreed upon rate does not affect the discounted AFUDC rate established in the Non-Unanimous Stipulation and Agreement that resolved the Kansas City Power & Light Company general rate increase case before this Commission in Case No. ER-2009-0089.

8.           Crossroads

GMO agrees to explore all reasonable options to add generating capacity to GMO’s system and use its best efforts to determine the best terms available for each such option. GMO will provide each Non-Utility Signatory a written report of its efforts and decisions resulting from these activities by no later than the date GMO files its next general rate case in Missouri.  In addition, GMO agrees to provide supporting information to each Non-Utility Signatory that requests information regarding the written report, subject to the Commission rule 4 CSR 240-2.135 on the treatment of confidential information.  Each Signatory reserves the right to assert any position on the issue of whether the Crossroads Generating Facility located in Mississippi should be included or excluded from GMO’s rate base and operating expenses in any future proceeding.

9.           Sibley and Jeffrey Air Quality Control System Equipment

The Signatories agree that the Sibley and the Jeffrey Energy Center AQCS equipment will be allowed into rate base if fully operational and used for service by May 30, 2009.  No Signatory to this 2009 GMO Stipulation shall argue that anyone is prohibited from arguing or presenting evidence in GMO’s next general rate case to challenge the prudence of any Sibley or Jeffrey Energy Center AQCS construction cost.

10.           Economic Relief Pilot Program

The Signatories agree that GMO can defer 50% of the costs of its Economic Relief Pilot Program in a regulatory asset until the next GMO general rate case, with cost recovery to be determined at that time.  The remaining 50% of such cost will be borne by GMO’s shareholders.    GMO agrees to address all concerns raised by Staff in rebuttal testimony, specifically related to the language regarding discontinuation of customer participation, and the language regarding reinstatement of former participants, as contained in Attachment Schedule ADD-1 to the Surrebuttal Testimony of Company witness Allen Dennis prefiled in this case, Case No. ER-2009-0090.  The Signatories agree that this program should be implemented, but that it should not be considered a demand side management program.  The Signatories agree that the exemplar tariff sheets labeled P.S.C. MO. No. 1, Original Sheets Nos. 62.15, 62.16, 62.17, and 62.18 attached to this 2009 GMO Stipulation as part of Schedule 1 capture the Signatories’ agreement regarding this program.

11.	Allocation of off-system sales and Staff’s methodology for fuel and purchased power allocations between MPS and L&P

The methodology set out in attached Schedule 3, which includes Staff’s methodology described at pages 75-80 of the Staff Report, Cost of Service filed in Case No. ER-2009-0090 on February 13, 2009 in the section labeled 5. Allocation of Fuel and Purchased Power Costs, shall be used to allocate off-system sales, fuel expenses and purchased power expenses between MPS and L&P.

12.           Income Tax Cost of Removal

GMO agrees not to pursue in this case the Income Tax Cost of Removal issue it raised in this case, and that GMO will never raise this Income Tax Cost of Removal issue again in any future proceeding.

13.	Maintenance Expenses

The Signatories agree that GMO is authorized to record costs incremental to typical maintenance costs related to power plant turbine overhauls in advance of performing this type of maintenance at the power plants.  This method is used to match the utilization of the power plant for the generation of electricity with incremental costs related to power plant turbine overhauls that are required periodically based on the number of starts for certain gas-fired power plants.  The accounting for this accrual is to record the authorized cost of service as expense in the period collected in rates with an offsetting credit to a regulatory liability until the major maintenance is performed.  Use of this methodology referenced in this paragraph shall have no ratemaking effect in any future rate cases.

14.           Demand-Side Management (“DSM”)

(a)           The Signatories agree that for ratemaking purposes GMO will defer the costs of its DSM programs in a regulatory asset, and annually calculate AFUDC on the balance in that regulatory asset.  DSM programs are defined as demand response and energy efficiency programs.  The prudently-incurred costs included in the regulatory asset balance will be amortized over a ten- (10) year period.  When new rates go into effect reflecting amortization recovery as a result of future general rate proceedings, the prudently-incurred costs included in the regulatory asset balance will be added to rate base, GMO will stop accruing AFUDC on the amount included in rate base, and GMO will begin amortizing the balance.  Additional DSM program costs incurred after the effective date of a final Report and Order in GMO’s next general electric rate proceeding following this case, Case No. ER-2009-0090, will be treated in the same manner, but will be deferred in a different sub-account by vintage.

(b)           GMO also agrees in its next Chapter 22 Resource Planning filing to include at least one alternative resource plan that demonstrates energy reductions from demand side resources of at least 1% of the projected retail energy requirements per year over the 20-year planning horizon, assuming a net-to-gross ratio of 1.0.

15.           Supplemental Weatherization and Minor Home Repair Program

GMO agrees to present the Supplemental Weatherization and Minor Home Repair Program to the customer program advisory group (“CPAG”) at the earliest opportunity.  GMO remains committed to the program, but believes input from the CPAG would be beneficial to the finalization and implementation of the program.

16.           Low Income/Weatherization Issues

GMO agrees to take an active role in the coordination of the exchange of information between the City of Kansas City, Missouri and the state agencies that administer the LIHEAP programs to facilitate the referral of customers who might benefit from GMO’s low-income weatherization program.

17.           Pension Agreement

GMO and Staff will file a separate Non-Unanimous Stipulation and Agreement Regarding Pensions in this proceeding.

18.           Fuel Adjustment Clause

The Signatories agree that GMO’s FAC shall be clarified and modified as contained in the exemplar tariff sheets attached as part of Schedule 1, and as follows:

a.	GMO’s FAC tariff sheets shall list all the expenses and revenues that flow through its FAC;

b.
Monthly fuel and purchased power expenses will be allocated to MPS and L&P on a going forward basis using Staff’s methodology for allocating such expenses between MPS and L&P presented in testimony in this case, and as addressed in § 11 of this 2009 GMO Stipulation;

c.	To aid in FAC tariff, prudence and true-up reviews, GMO shall submit to Staff the following:

•	As part of the information GMO submits when it files a tariff modification to change its cost adjustment factor (“CAF”), GMO’s calculation of the interest included in the proposed CAF;

•	In addition to the monthly reports required by 4 CSR 240-3.161(5), GMO’s Southwest Power Pool (“SPP”) Energy Imbalance Service (“EIS”) market settlements and revenue neutrality uplift charges;

•
At GMO’s corporate headquarters or at some other mutually agreed upon place within a mutually agreed upon time for review, a copy of each and every coal and transportation contract GMO has that is in effect;

•
Within 30 days of the effective date of each and every coal and transportation contract GMO enters into, both notice to the Staff of the contract and, at GMO’s corporate headquarters or at some other mutually agreed upon place, the contracts for review;

•	At GMO’s corporate headquarters or at some other mutually agreed upon place within a mutually agreed upon time, a copy for review of each and every natural gas contract GMO has that is in effect;

•
Within 30 days of the effective date of each and every natural gas contract GMO enters into, both notice to the Staff of the contract and at GMO’s corporate headquarters or at some other mutually agreed upon place a copy of the contract for review;

•	A copy of each and every GMO hedging policy that is in effect for Staff to retain;

•	Within 30 days of any change in a GMO hedging policy, a copy of the changed hedging policy for Staff to retain;

•	A copy of GMO’s internal policy for participating in the SPP EIS market, including any GMO sales/purchases from that market for Staff to retain;

•	If GMO revises any internal policy for participating in the SPP EIS market, within 30 days of that revision, a copy of the revised policy with the revisions identified for Staff to retain; and

•
In addition to supplying the information required by 4 CSR 240-3.190(3) for any accidents occurring at a power plant involving serious physical injury or death or property damage in excess of $100,000, the information for every incident at a power plant in which GMO has any ownership interest that involves serious physical injury or death or property damage in excess of $100,000 in the aggregate.

Notwithstanding the provisions of this paragraph, the Non-Utility Signatories reserve the right to contest in any future proceeding whether GMO’s FAC should include all costs and revenues associated with all energy and capacity transactions made by GMO, including purely financial transactions.  Further, the Signatories reserve the right to assert a position in any future proceedings regarding the issue of whether GMO’s FAC as originally authorized by the Commission in Case No. ER-2007-0004 has included off-system sales.

GENERAL PROVISIONS OF STIPULATION

18.           Any Signatory may file suggestions, a memorandum or other pleading in support of this 2009 GMO Stipulation.  Each Signatory shall have the right to file suggestions, a memorandum or other pleadings in response.  The contents of any such suggestions, memorandum or other pleading provided by any Signatory will be its own.

19.           This 2009 GMO Stipulation is being entered into solely for the purpose of disposing of Case No. ER-2009-0090.  Except as expressly and specifically addressed otherwise in this 2009 GMO Stipulation, no Signatory to this 2009 GMO Stipulation shall be deemed to have approved, accepted, agreed, consented, or acquiesced in, including without limitation, any procedural principle, question of Commission authority, accounting authority order principle, cost of capital principle or methodology, capital structure principle or methodology, decommissioning methodology, ratemaking principle, valuation methodology, cost of service methodology or determination, depreciation principle or method, rate design methodology, cost allocation principle or methodology, cost recovery principle or methodology, or prudence question that may underlie this 2009 GMO Stipulation, or for which provision is made in this 2009 GMO Stipulation.

20.           This 2009 GMO Stipulation represents a negotiated settlement.  Except as specified herein, the Signatories to this 2009 GMO Stipulation shall not be prejudiced, bound by, or in any way affected by the terms of this 2009 GMO Stipulation:  (a) in any future proceeding; (b) in any proceeding currently pending under a separate docket; (c) in any pending judicial review and/or appeal including, but not limited to, those arising from Commission Case Nos. ER-2007-0004, EO-2008-0216, EO-2008-0415, EO-2009-0254 and EM-2007-0374; and/or (d) in this proceeding should the Commission decide not to approve this 2009 GMO Stipulation, or in any way condition its approval of same.

21.           The provisions of this 2009 GMO Stipulation have resulted from extensive negotiations between the Signatories and are interdependent.  If the Commission does not approve and adopt the terms of this 2009 GMO Stipulation in total, it shall be void and none of the Signatories shall be bound, prejudiced, or in any way affected by any of the agreements or provisions hereof, unless otherwise agreed to by the Signatory.

22.           If approved and adopted by the Commission, this 2009 GMO Stipulation shall constitute a binding agreement among the Signatories.  The Signatories shall cooperate in defending the validity and enforceability of this 2009 GMO Stipulation and the operation of this 2009 GMO Stipulation according to its terms.

23.           This 2009 GMO Stipulation does not constitute a contract with the Commission.  Acceptance of this 2009 GMO Stipulation by the Commission shall not be deemed as constituting an agreement on the part of the Commission to forego the use of any discovery, investigative or other power which the Commission presently has.  Thus, nothing in this 2009 GMO Stipulation is intended to impinge or restrict in any manner the exercise by the Commission of any statutory right, including the right to access information, or any statutory obligation.

24.           If the Commission does not unconditionally approve this 2009 GMO Stipulation without modification, and notwithstanding its provision that it shall become void thereon, neither this 2009 GMO Stipulation, nor any matters associated with its consideration by the Commission, shall be considered or argued to be a waiver of the rights that any Signatory has to a hearing on the issues presented by this 2009 GMO Stipulation, for cross-examination, or for a decision in accordance with Section 536.080 RSMo 2000 or Article V, Section 18 of the Missouri Constitution, and each Signatory shall retain all procedural and due process rights as fully as though this 2009 GMO Stipulation had not been presented for approval, and any suggestions, memoranda, testimony or exhibits that have been offered or received in support of this 2009 GMO Stipulation shall thereupon become privileged as reflecting the substantive content of settlement discussions and shall be stricken from and not be considered as part of the administrative or evidentiary record before the Commission for any further purpose whatsoever, unless otherwise agreed to by all of the Signatories.

25.           If the Commission accepts the specific terms of this 2009 GMO Stipulation, the Signatories waive their respective rights to cross-examine witnesses; their respective rights to present oral argument and written briefs pursuant to Section 536.080.1 RSMo 2000; and their respective rights to judicial review pursuant to Section 386.510 RSMo 2000.  The Signatories agree that the pre-filed testimony and exhibits of the Signatories shall be entered into the record without the necessity of the witnesses taking the witness stand.

26.           If the Commission has questions for representatives or witnesses of one or more of the Signatories, the Signatories shall make available, at any on-the-record session, their witnesses and attorneys for the issues settled by this 2009 GMO Stipulation, provided that all of the Signatories are given adequate notice of the on-the-record session.  The Signatories agree to cooperate in presenting this 2009 GMO Stipulation to the

Commission for approval, and shall take no action, directly or indirectly, in opposition to approval of this 2009 GMO Stipulation.

27.           With the exception of the separate Non-Unanimous Stipulation and Agreement Regarding Pensions contemplated in this 2009 GMO Stipulation to be filed by the Staff and GMO, this 2009 GMO Stipulation embodies the entirety of the agreements between the Signatories in this case and may be modified by the Signatories only by a written amendment executed by all of the Signatories.

WHEREFORE, for the foregoing reasons, the Signatories respectfully request that the Commission issue an Order approving the terms and conditions of this Non-Unanimous Stipulation and Agreement.

Respectfully submitted,

STAFF OF THE MISSOURI PUBLIC SERVICE COMMISSION
/s/ Nathan Williams by JMF
_________________________________
Kevin A. Thompson, MBE #36288
General Counsel
Steven Dottheim, MBE #29149
Chief Deputy General Counsel
Nathan Williams, MBE #35512
Deputy General Counsel
Missouri Public Service Commission
P.O. Box 360
Jefferson City, MO  65102
(573) 751-8702 (Voice - Williams)
(573) 751-7489 (Voice - Dottheim)
(573) 751-2690 (Voice - Thompson)
(573) 751-9285 (Fax)
nathan.williams@psc.mo.gov
steve.dottheim@psc.mo.gov
kevin.thompson@psc.mo.gov

KCP&L GREATER MISSOURI OPERATIONS COMPANY
/s/ James M. Fischer
________________________________
William G. Riggins, MBE #42501
General Counsel
Curtis Blanc, MBN#58052
Managing Attorney - Regulatory
Kansas City Power & Light Company
(816) 556-2785
(816) 556-2787 (Fax)
bill.riggins@kcpl.com
curtis.blanc@kcpl.com

James M. Fischer, MBE #27543
Fischer & Dority, P.C.
101 Madison Street, Suite 400
Jefferson City, MO  65101
(573) 636-6758
(573) 636-0383 (Fax)
jfischerpc@aol.com

15

Karl Zobrist, MBN #28325
Roger W. Steiner, MBN #39586
Sonnenschein Nath & Rosenthal LLP
4520 Main Street, Suite 1100
Kansas City, MO  64111
(816) 460-2545
(816) 531-7545 (Fax)
kzobrist@sonnenschein.com
rsteiner@sonnenschein.com

OFFICE OF THE PUBLIC COUNSEL

/s/ Lewis R. Mills, Jr. by JMF
_______________________________
Lewis R. Mills, Jr., MBE #35275
Public Counsel
P.O. Box 2230
Jefferson City,  MO  65102
(573) 751-1304
(573) 751-5562 (Fax)
lewis.mills@ded.mo.gov

MISSOURI DEPARTMENT OF NATURAL RESOURCES

/s/ Harry Bozian by JMF
________________________________
Harry Bozoian, MBE # 37535
Deputy General Counsel
P.O. Box 176
Jefferson City, MO  65102
(573) 751-0323
(573) 526-3444 (Fax)
harry.bozoian@dnr.mo.gov

FEDERAL EXECUTIVE AGENCIES _____________________________________ Shayla L. McNeill Federal Executive Agencies 139 Barnes Ave, Suite 1 Tyndall AFB, FL 32403
AG PROCESSING, INC., WAL-MART STORES, INC. AND SEDALIA INDUSTRIAL ENERGY USERS

________________________________
Stuart W. Conrad MBE #23966
David L. Woodsmall MBE #40747
3100 Broadway, Suite 1209
Kansas City, Missouri 64111
(816) 753-1122
(816)756-0373 (Fax)
stucon@fcplaw.com

UNION ELECTRIC CO., d/b/a AMERENUE

__________________________________
James B. Lowery, MBE #40503
Smith Lewis, LLP
111 South Ninth St., Suite 200
P.O. Box 918
Columbia MO 65205-0918
(573) 443-3141
(573) 442-6686 (Fax)
lowery@smithlewis.com

HOSPITAL INTERVENORS

___________________________________
James P. Zakoura
Smithyman & Zakoura, Chartered
750 Commerce Plaza II
7400 W. 110th Street
Overland Park KS 66210-2346
(913) 661-9800
(913) 661-9863 (Fax)
zakoura@smizak-law.com

16

DOGWOOD ENERGY, LLC

/s/ Carl J. Lumley
__________________________________
Carl J. Lumley, #32869
130 S. Bemiston, Suite 200
Clayton, Missouri 63105
(314) 725-8788
(314) 725-8789 (Fax)
clumley@lawfirmemail.com

CERTIFICATE OF SERVICE

I do hereby certify that a true and correct copy of the foregoing document has been hand delivered, emailed or mailed, postage prepaid, this 22nd day of May, 2009, to all counsel of record.

/s/ James M. Fischer
James M. Fischer